NEWS RELEASE 2901 Butterfield Road Oak Brook, Ill. 60523 www.inlandgroup.com

FOR IMMEDIATE RELEASE

Date:	October 18, 2005
Contact:	Darryl Cater, Inland Communications, Inc.
(630) 218-8000 Ext. 2887 or cater@inlandgroup.com

René Joubert, NewQuest Properties, Inc.
(281) 477-4300 or rjoubert@newquest.com

INLAND AFFILIATE ACQUIRING $442 MILLION PORTFOLIO FROM NEWQUEST PROPERTIES

Oak Brook, Ill. – A venture affiliated with Inland American Real Estate Trust, Inc. announced today that it will acquire 36 retail and office properties for approximately $442 million from NewQuest Properties. The bulk of the portfolio is located within the greater Houston metropolitan area, with additional centers in Corpus Christi and Sherman, Texas and Springfield, Mo. The transaction includes more than 1.8 million square feet of leasable retail and office space. The first of the acquisitions closed on Thursday, Oct. 13. The remaining properties are expected to close in coming weeks.

“The sale of these properties is strategic for us,” said Steven D. Alvis, managing partner of NewQuest Properties. “It will position NewQuest to move ahead with growth strategies on several fronts.”

NewQuest will serve as leasing agent for the portfolio. In addition, NewQuest will also serve as leasing agent for other centers in the greater Houston area owned by another REIT, Inland Western Retail Real Estate Trust, Inc. Inland American Retail Management, LLC will manage the properties being acquired.

“The relationships we have cultivated with our retailers have created many new opportunities for us and we want to continue to partner with them, utilizing the same principles we have employed previously,” Alvis said. “The sale of some of our assets provides this opportunity.”

“This transaction furthers the rapid expansion of Inland-sponsored REITs in Texas,” said Matt Tice, who represented Inland Real Estate Acquisitions in the negotiations. “Inland Real Estate Acquisitions has contracted to acquire more than 5.8 million square feet of space in the state. These properties will help to ensure that Inland-sponsored companies will continue to have a strong and growing presence in Texas.”

Dennis Holland provided legal representation for Inland Real Estate Acquisitions in the negotiations.

Among the properties involved in the transaction: Sherman Town Center, a 378,569-square-foot shopping center in Sherman, Texas; Saratoga Town Center, a 58,182-square-foot center in Corpus Christi, Texas; Tomball Town Center, a 55,216-square-foot retail center in Tomball, Texas; Cy Fair Town Center, a 51,592-square-foot shopping center in Cypress, Texas; Cypress Town Center, a 55,000-square-foot center in Houston, and Eldridge Town Center, a 71,778-square-foot shopping center in Houston. The transaction also involves Cinemark movie theaters in Houston, Webster and Pearland, Texas, and several 24 Hour Fitness health clubs. The sole property in the transaction outside the Texas borders is a Walgreens in Springfield, Mo.

“As is most often the case with acquisitions identified by Inland Real Estate Acquisitions, we selected these properties because we like them the way they are, and I do not expect major changes,” Tice said.

NewQuest Properties is a full-service retail development, leasing, property management, land brokerage and investment sales company. Current projects under development total approximately 2.5 million square feet, all of which will be added to NewQuest’s remaining portfolio, which exceeds $250 million. NewQuest has 17 brokers with a leasing portfolio of approximately 7 million square feet.

Inland American Real Estate Trust is sponsored by an affiliate of The Inland Real Estate Group of Companies, Inc. (www.inlandgroup.com), which comprises independent real estate investment and financial companies doing business nationwide. Companies sponsored by affiliates of The Inland Real Estate Group of Companies rank collectively as the fifth-largest shopping center owner in North America, according to Shopping Centers Today (November, 2004).  Prior to acquiring this portfolio, Inland-sponsored companies have completed 163 individual property closings for a total of more than $3.5 billion in 2005. That kind of buying volume has made Inland-sponsored companies collectively the third-fastest acquirer of retail property in the United States, according to Chain Store Age (May 2005). Inland-sponsored companies have more than 100 million square feet under management and managed assets in excess of $13 billion. The Inland Real Estate Group of Companies, Inc. is headquartered in Oak Brook, Ill.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Federal Private Securities Litigation Reform Act of 1995, and we include this statement for the purpose of complying with such safe harbor provisions. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements and include, but are not limited to, the effects of future events on financial performance, changes in general economic conditions, adverse changes in real estate markets and the level and volatility of interest rates. For a more complete discussion of these risks and uncertainties, please see Inland American's prospectus, dated Aug. 31, 2005 as supplemented or amended from time to time, and its other SEC filings. Inland American Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise

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